Exhibit 99.1

TITAN IRON ORE CORP. COMPLETES ACQUISITION OF
OPTION ON WYOMING IRON COMPLEX

TUCSON, Arizona, July 7, 2011 – Titan Iron Ore Corp. (“Titan”, “we”, the “Company”) (OTCBB: TFER) is pleased to announce that, effective June 30, 2011, we closed (the “Closing”) the previously announced acquisition agreement (the “Acquisition Agreement”) dated June 13, 2011, between the Company and J2 Mining Ventures Ltd., a private Jersey, Channel Islands company (“J2”), pursuant to which we have been assigned J2’s interest in an option agreement (the “Option”) to purchase an iron ore exploration property in Albany County, Wyoming.  The property consists of mineral leases and unpatented mining claims aggregating approximately 683 acres (the “Wyoming Iron Complex”).

The Wyoming Iron Complex is wholly owned by Wyomex LLC, a Wyoming limited liability company and as a result of the assignment and closing of the Acquisition Agreement, we have the exclusive right and option to acquire a 100% undivided legal and beneficial interest in the property by paying over time a total purchase price of $7,000,000 to Wyomex.  The purchase price consists of an initial payment of $85,000 and a 4.5% gross metal value (“GMV”) royalty, payable prior to production as a minimum advance of $62,500 every 6 months (as index-adjusted for inflation), and upon commercial production from the property, a minimum of $150,000 per year.  Once the full $7,000,000 has been paid to Wyomex, the GMV royalty reduces to 1.5% on metals production.

A significant amount of work has been completed historically on the property, including 117 drill holes totalling over 85,000 feet, metallurgical work, a pilot plant test study, a resource estimate, and a pre-feasibility study, all of which is not compliant with SEC Guide 7 or Canadian NI 43-101.  The work done is historical and while informative, the Company intends to invest in exploration over the next year.

In connection with the Closing and as described in greater detail in the Company’s Current Report on Form 8-K filed today on EDGAR:

(a)	we completed a merger with our subsidiary, Titan Iron Ore Corp., effective June 15, 2011 to change our name from “Digital Yearbook Inc.” to our current name;

(b)	we completed a private placement unit offering on June 20, 2011 for gross proceeds of $1,050,000;

(c)	we entered into an employment agreement with Andrew Brodkey dated June 30, 2011 and appointed Mr. Brodkey as President and Chief Executive Officer of the Company;

(d)
we entered into consulting agreements dated June 30, 2011 with Kriyah Consultants, LLC, Sage Associates, Inc. and J2, whereby, among other things, Frank Garcia was appointed as Chief Financial Officer, Dr. David Hackman was appointed as the Company’s Vice President, Exploration and Jodi Henderson was appointed as the Company’s Corporate Secretary;

(e)	our affiliate shareholders transferred a total of 18,000,000 shares the Company to J2 and other persons as nominated by J2 pursuant to an affiliate stock purchase agreement dated June 30, 2011;

(f)
we accepted the resignation of Mr. Ed Mulhern as an officer effective June 30, 2011, and his resignation as a director to be effective 10 days after we have mailed a Schedule 14F (the “Information Statement”) to our shareholders and filed the Information Statement on EDGAR (the “Effective Date”). We also appointed Andrew Brodkey as a Director of the Company effective June 30, 2011 and Dr. Ronald J. Richman as a Director of the Company, to be effective on the Effective Date; and

(g)	we moved our administrative headquarters to Tucson, Arizona.

Andrew Brodkey, President of Titan stated: “The closing of the J2 Mining transaction is a historic milestone for our company. We believe that the Wyoming Iron Complex provides good potential for the Company and we intend to explore that potential soon.”

About Titan Iron Ore Corp.

Titan is based in Tucson, Arizona and trades on the OTC Bulletin Board under the trading symbol “TFER”. The Company is focused on the acquisition and development of iron ore exploration and development mining properties located in regions that enjoy stable politics, sound economies and friendly business environments.

On Behalf of the Board,

TITAN IRON ORE CORP.
/s/ Andrew Brodkey
Andrew A. Brodkey

President and CEO

For additional information contact:
Jodi Henderson, Corporate Secretary Email: jhenderson@kriyah.com
Phone: (520) 989-0032

Forward Looking Statements

This news release contains forward-looking statements. Forward looking statements in this news release include that we will be able to acquire the Wyoming property; that the Wyoming property is prospective for iron ore; and that we can explore the property and its potential soon. There can be no certainty regarding the ability of the Company to achieve these results. Factors which may delay or prevent these results from coming to fruition include being unable to reach agreement with other parties, inability to obtain approvals by regulatory agencies; our potential inability to raise the financing necessary to exercise the option or to fulfill obligations. As well, results may differ as a result of geological data resulting in changed plans for exploration, our potential inability to contract equipment and labor, current economic conditions and the state of mineral exploration and mineral prices in general.  As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies as disclosed on EDGAR to understand the many risks facing our company.